October 12th 2025

Jonathan Mir
[redacted]

[redacted]

Dear Jonathan:

This Employment Agreement ("**Agreement**") is made and entered into as of October 12th, 2025, by and between Backbone Hosting Solutions (USA) Inc. (the "**Company**"), a subsidiary of Bitfarms Ltd. ("**Bitfarms**"), a Delaware corporation with its principal place of business at 850 New Burton Road, Suite 201, Dover, DE 19904, and [Employee Name] (the "**Employee**").

1. POSITION AND DUTIES

1.1 Position. The Company agrees to employ the Employee as Chief Financial Officer. The Employee shall perform the duties and responsibilities customary for such position. The job description associated with this position is found in Annex A. It is agreed that that the role and its responsibilities may change over time.

1.2 Employment Start Date. The Company recognizes October 27th, 2025, as the Employment Start Date.

1.3 Reporting. The Employee reports directly to the Chief Executive Officer, Ben Gagnon.

1.4 Employment Status. This is an Exempt position, and the Employee agrees to devote full working time and attention to the business of the Company and shall perform such duties faithfully and to the best of their ability. Employment is considered on a full-time basis, for a minimum of 40 hours per week, with additional hours as required to complete duties without overtime pay. The Employee will not be engaged in any other business without the written consent of the Company. Notwithstanding anything to the contrary contained in this Agreement, the Employee may engage in charitable or other community activities as long as such services and activities do not interfere with the performance of their duties to the Company.

*1.5 Place of Work***.** The regular place of work will be from the Company's New York office located at 595 Madison Avenue New York, NY. The Employee will be required to periodically travel for business meetings and events throughout the United States, Canada, Europe, Latin America and elsewhere. The Company will reimburse for reasonable travel expenses according to the Bitfarms Expense and Travel policy. The Employee may participate in the Company's Flexible Work Arrangements Policy. The Employee

acknowledges and agrees that the Company must be notified in the event the residential city and/or state changes

2.0 COMPENSATION AND BENEFITS

2.1 Base Salary. The Company shall pay the Employee an annual base salary of USD $ 478,888 less statutory deductions and withholdings, paid bi-weekly, in accordance with the Company's usual payroll practices. The Base Salary may be subject to review annually.

2.2 Health Plan: The Employee will be eligible to participate in the Health Plan provided by the Company effective from the Employment Start Date, subject to satisfying the applicable eligibility requirements. The Company will pay a portion of the plan premiums, and the Employee is responsible for the balance of premiums as well as any plan upgrades that are chosen. The Company reserves the right to unilaterally revise or even eliminate its benefit plans at any time, consistent with applicable law.

2.3 401K. The Employee will be eligible to participate in the group retirement savings plan (401K or other) provided by the Company, subject to the terms and conditions of the governing plan document. The Company reserves the right to unilaterally revise or even eliminate its benefit plans at any time, consistent with applicable law.

2.4 Short-Term Incentive Plan. The Employee will be eligible to participate in the Company's Short-Term Incentive Plan (the "STIP"), as determined at the sole discretion of the Company and its Board of Directors, and detailed in the STIP. The STIP is paid on an annual basis, through cash bonuses based on the achievement of preestablished business and individual performance objectives. The STIP target is communicated upon hire in the offer of employment, and any changes are confirmed in writing. In the first year of employment, the bonus is prorated to the time of service. The STIP will be earned and payable only upon completion of the relevant fiscal year. The payment of any bonus pursuant to the STIP is subject in all regards to the terms and conditions of the STIP governing document, and in the event of a conflict between this Agreement and the STIP governing document, the STIP governing document will control. Benefits received pursuant to the STIP are also subject to the terms of the Bitfarms Clawback Policy as may exist and be in effect from time to time. The Employee acknowledges that participation in the STIP does not confer any right to continued employment.

2.5 Long-Term Incentive Plan. The Employee will be eligible to participate in the Company's Long-Term Incentive Plan (the "LTIP"), as determined at the sole discretion of the Company and its Board of Directors and pursuant to the terms and conditions established in the Bitfarms Long-Term Incentive Plan. Awards under the LTIP may include, but are not limited to, stock options, restricted stock units, performance stock units, or other equity-based awards ("Awards"). The grant of any such Awards shall be at the discretion of the Company's Compensation Committee or other authorized body, and shall be subject to the relevant plan documents, vesting schedules, performance conditions, and any applicable laws and regulations. The Employee acknowledges that participation in the LTIP does not confer any right to continued employment and that awards are subject to the terms of the LTIP and the specific award agreements. To the extent that this Agreement and the LTIP conflict, the LTIP shall control.

3.0 PAID TIME OFF

3.1 Vacation. The Employee will be eligible to paid vacation in accordance with the Paid Time Off Policy. The timing of vacation periods shall be arranged at mutually agreeable times or upon approval of the CEO and the Employee.

Vacation entitlement is communicated in the offer of employment and is prorated in the first year of employment.

The Employee shall be entitled to 25 days of paid vacation per calendar year (prorated for partial years) in accordance with the Company's Paid Time Off Policy, as in effect from time to time, which will remain at least as favorable as that provided to other similarly situated executives of the Company, including the COO and General Counsel.

Unused Vacation time carries over from one year to the next. Vacation that has been carried over expires on December 31st of the following year if not used, as detailed in the Paid Time Off Policy. Upon resignation, the Employee forfeits any unused vacation pay. Upon involuntary termination, the Employee will receive any accrued but unused vacation pay. The Company reserves the right to modify its Paid Time Off Policy from time to time and the Employee’s entitlements to paid time off, including vacation time, is subject in all regards to the Paid Time Off Policy as in effect from time to time.

3.2 Sick Time. The Employee will be eligible to paid sick time in accordance with the Paid Time Off Policy, unless stipulated otherwise by local legislation.

Upon termination, whether voluntary or involuntary, the Employee forfeits any unused sick time.

3.3 Flex Days. The Employee will be eligible to additional paid flexible “Flex” days, according to the Paid Time Off Policy.

Upon termination, whether voluntary or involuntary, the Employee forfeits any unused Flex days.

4.0 EXPENSES

4.1 General. It is understood and agreed that the Employee will incur expenses in connection with the performance of their duties under this Agreement. The Company will reimburse any such expenses reasonably and necessarily incurred through the Company’s assigned expense reimbursement platform, in accordance with the Travel and Expense Policy, as in effect from time to time.

4.2 Cellular Telephone. The Employee will be reimbursed for all reasonable costs related to the use of their personal cell phone for all Company-related activities, according to the Travel and Expense Policy. Alternatively, the Employee may request a Company-provided cell phone.

5.0 TERMINATION

5.1 By the Employee. The Employee may terminate their employment with the Company without “Good Reason” (as defined herein) upon giving no less than eight (8) weeks’ written notice to the Company (the “Resignation Notice Period”). The Company may waive all or part of such notice, at its sole discretion, and in such event, the Company will continue to pay the Employee’s Base Salary and provide the Employee’s benefits through the end of the Resignation Notice Period to the extent such continued benefits coverage is permitted under the terms of the governing employee benefit plan documents.

Upon termination of the Employee’s employment at any time by the Employee Without Good Reason, all unvested Awards granted to the Employee shall be forfeited as provided for under the terms and conditions of the Bitfarms Long-Term Incentive Plan.

5.2 Due to Death or Disability. This Agreement and the Employee's employment will terminate automatically upon their death or upon ten (10) days' prior written notice by the Company due to Disability to the extent consistent with any applicable law or regulation.

The term "Disability" as used in this Agreement shall mean the Employee's inability (with or without a reasonable accommodation) to have performed their material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period. In the event that this Agreement and the Employee's employment end on account of their death or Disability, the Employee or their estate, as applicable, shall be entitled only to the Accrued Benefits, as defined in part 5.6 below.

Any question as to the existence of the Employee's Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Employee shall be final and conclusive for all purposes of this Agreement.

In the event that this Agreement and the Employee's employment ends at any time due to death or Disability, all unvested Awards granted to the Employee shall be forfeited as provided for under the terms and conditions of the Bitfarms Long-Term Incentive Plan.

5.3 By the Company for Cause. At any time during the term of this Agreement, the Company may terminate this Agreement and the Employee's employment for Cause as defined in this Agreement. Any such termination shall be by written notice to the Employee and effective as provided for in that notice.

The term "Cause" for purposes of this Agreement shall mean:

- repeated willful failure by the Employee to promptly and adequately perform their duties to the satisfaction of the Company, which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within forty-five (45) days after receipt of written notice from the Company of such failure specifying the duty or duties that are not being adequately performed;
- willful misconduct or gross negligence in the performance of the Employee's duties to the Company that has or reasonably could be expected to have an adverse effect on the Company;
- indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;
- material breach of this Agreement, the Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property or any other agreement between the Employee and the Company, Bitfarms or any of their affiliates;
- material breach of the Company's written policies, rules, systems, and procedures as may exist and be in effect from time to time, including, but not limited to the Code of Business Conduct and Ethics, the Disclosure and Confidentiality Policy and the Securities Trading Policy, which breach, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within forty-five (45) days after receipt of written notice from the Company specifying the breach; or
- any act of theft, fraud, malfeasance or dishonesty in connection with the performance of the Employee's duties to the Company.

In the event that this Agreement and the Employee's employment ends due to termination by the Company for Cause, the Employee shall be entitled *only* to the Accrued Benefits, as defined in part 5.6 below.

Upon termination of the Employee's employment at any time for Cause, all equity awards granted (whether vested or unvested) to the Employee shall be forfeited, according to the conditions of the Bitfarms Long-Term Incentive Plan.

The definition of Cause in this Agreement shall supersede and replace and be deemed to be the definition of "Cause" in the Plan and "Cause" in the Bitfarms Long-Term Incentive Plan or such other applicable plan, as may exist and be in effect from time to time.

5.4 By the Company without Cause or by the Employee with Good Reason. Notwithstanding anything contained in this Agreement, this Agreement and the Employee's employment may be terminated by the Company at any time without Cause or by the Employee with Good Reason (defined below). Any such termination shall be by written notice effective as provided for in that notice.

The term "Good Reason" for purposes of this Agreement shall mean the occurrence of any one or more of the following events without the Employee's consent:

- a material diminution in the Employee's Base Salary;
- the relocation of the Employee's regular place of work by more than fifty (50) miles from the prior location;
- a material diminution in the Employee's job title, duties, or responsibilities (provided, however, that a diminution in the Employee's duties or responsibilities after having given or received notice of termination of the Employee's employment or during the pendency of an internal investigation shall not under any circumstances constitute Good Reason); or
- a breach by the Company or Bitfarms of any material provision of this Agreement; provided, however a resignation shall be with Good Reason only if (i) the Employee provides written notice to the Company of the potential Good Reason trigger within thirty (30) days of the first occurrence of the potential Good Reason trigger, (ii) the Company does not cure the potential Good Reason trigger within thirty (30) days of receipt of such notice, and (iii) the Employee resigns from their employment within ten (10) days following the expiration of the Company's 30-day cure period.

In the event the Employee's employment is terminated Without Cause or for Good Reason, the Company will provide the Employee, in addition to the Accrued Benefits, as defined in part 5.6 below, the Separation Entitlements, as defined in part 5.7 below.

5.5 Change of Control. The term "Qualified Change of Control Termination" for purposes of this Agreement shall mean the termination of the Employee's employment by the Company without Cause (other than due to death or Disability) or by the Employee for Good Reason within eighteen (18) months following, a Change of Control (as defined below) of Bitfarms.

The term "Change of Control" for purposes of this Agreement shall mean:

- the occurrence of one transaction or a series of transactions which results in one Person, together with any affiliates of such Person, exercising direction or control over 50% or more of Bitfarms' stock. "Person" for the purpose of this provision includes any individual, partnership, limited partnership joint venture, syndicate, sole proprietorship, company or corporation or other entity however designated or constituted;

- if at any time within a period of twelve (12) months, individuals who at the beginning of such period constituted the Bitfarms Board and any new directors whose appointment by the Bitfarms Board or nomination for election by shareholders of Bitfarms was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Bitfarms Board;
- a merger or consolidation, after which Bitfarms' prior shareholders no longer control Bitfarms, or the resulting board of directors is not comprised of a majority of members who were directors of Bitfarms prior to the merger or consolidation; and/or
- the sale of all or substantially all of assets or the liquidation of Bitfarms, except where the sale is to an affiliate of Bitfarms.

In the event the Employee's employment is terminated due to a Qualified Change of Control Termination, the Company will provide the Employee, in addition to the Accrued Benefits, as defined in part 5.6 below, the Separation Entitlements, as defined in part 5.7 below.

5.6 Accrued Benefits. For the purposes of this Agreement, Accrued Benefits shall mean:

- any unpaid Base Salary through the date of termination;
- reimbursement for any unreimbursed business expenses incurred through the date of termination,
- any accrued but unused vacation pay;
- all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

5.7 Separation Entitlements. For the purposes of this Agreement, Separation Entitlements shall mean:

- the Severance Pay (as defined below in part 5.8);
- unvested Awards granted to the Employee shall be treated in accordance with the terms and conditions of the Bitfarms Long-Term Incentive Plan, as may be amended from time to time, and at the sole discretion of the Board;
- subject to the Employee's timely election of continuation coverage under COBRA, continued participation in the Company's health plan (to the extent permitted under applicable law and the terms of such plan) at the Company's expense for six (6) months, provided that they remain eligible for COBRA coverage; and provided, further, that in the event that they obtain other employment that offers group health benefits, such subsidization of coverage by the Company under this section shall immediately cease.

5.8 Severance Pay. The term "Severance Pay" for purposes of this Agreement shall mean:

(i) Except with respect to a Qualified Change of Control Termination, if the termination of the Employee's employment occurs during the first year of service, a payment equal to twelve (12) months of Base Salary, thereafter two (2) months of additional severance per completed year of service up to a maximum payment in lieu of notice period of eighteen (18) months; and (ii) if the termination of the Employee's employment is a Qualified Change of Control Termination, an amount equal to twenty-four (24) months of the Base Salary immediately prior to the termination of employment, which will be paid in a lump sum on the first payroll date after the sixtieth (60th) day following the termination date (except that, to the extent any portion of the Severance Pay payable in connection with a Qualified Change of Control Termination is

subject to Code Section 409A, such portion shall be paid in accordance with the schedule set forth in clause (i)).

5.9 Release. Any and all amounts payable as Separation Entitlements, Severance Pay, benefits or additional rights provided pursuant to this "Termination" section beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke, if applicable, a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

5.10 Return of Property. Upon termination, howsoever caused, the Employee shall surrender to a representative of the Company, upon request, all keys, manuals, lists, correspondence, monies, supplies, employee lists, and all other material and records, or other Company property of any kind that may be in their possession at such time.

5.11 Set-Off. The Employee authorizes the Company to deduct from any payment due at any time, including from a termination or severance payment, any amounts owed to the Company by reason of purchases, advances, loans or in recompense for damages to or loss of the Company's property and equipment save only that this provision shall be applied so as not to conflict with any applicable legislation. The provisions of this Section 5.11 shall not, however, be applicable to any payments that are considered paid pursuant to a plan or agreement that is a "nonqualified deferred compensation plan" as that phrase is used in Code Section 409A.

6.0 LIMITATION OF AUTHORITY

Any authority the Employee is provided to bind the Company must be granted by the Board of Directors by way of an executed resolution of the Company Board or Bitfarms Board, as the case may be. Such authority is subject to revocation at any time and without notice.

7.0 STANDARDS OF EMPLOYMENT

The Employee agrees that they will adhere to all the Company's written policies, rules, systems, and procedures which are in place at the Company. For greater certainty, this includes all written policies, rules, systems, and procedures which are in place for the Company, including, but not limited to the Code of Business Conduct and Ethics, the Disclosure and Confidentiality Policy and the Securities Trading Policy. The Company reserves the right to change the provisions of any of these at any time.

8.0 CONFIDENTIALITY AND NON-COMPETITION

The Employee is required to execute the Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property as a condition of this Employment Agreement.

9.0 ASSIGNMENT AND BENEFIT

The Company shall have the right to assign this Agreement (including any policies or agreements referenced in this Agreement) without consideration or advance notice to the Employee, to its successors and assigns, including without limitation, to any of its parents, subsidiaries or any of its affiliates or to any purchaser of all or substantially all of the Company's equity or assets.

10.0 ENTIRE AGREEMENT

This Agreement supersedes and replaces all prior or contemporaneous negotiations and/or agreements made between the parties, whether oral or written and the execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material any representations or writings whatsoever not incorporated into and made a part of this Agreement. This Agreement, the Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property, any agreements referenced herein, and the Company's policies and procedures as they may be changed from time to time, shall constitute the entire agreement between the parties with respect to all matters relating to the Employee's employment.

11.0 WITHHOLDINGS

All payments to the Employee or other entitlements under this Agreement or accruing as a result of employment with the Company shall be less applicable withholdings and deductions.

12.0 MODIFICATION

Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

13.0 HEADINGS

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

14.0 GOVERNING LAW

This Agreement shall be construed in accordance with the laws of Delaware, without reference to its principles of conflict of laws, and any disputes or differences under this Agreement shall be determined under the exclusive jurisdiction of the state and federal courts located in that state.

15.0 COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original, but all of which together will constitute one and the same agreement.

16.0 CODE SECTION 409A COMPLIANCE

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the "**Code**") and the regulations and guidance promulgated thereunder (collectively "**Code Section 409A**"), to the extent subject there to, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to comply therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

Notwithstanding anything herein to the contrary, (i) the Separation Entitlements shall be paid only in connection with a termination of the Employee’s employment that constitutes a “separation from service” within the meaning of Code Section 409A and (ii) if the Employee is a “specified employee” as such term is defined under Code Section 409A, payment of the Separation Entitlements shall be delayed for a period of six (6) months following the Employee’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Code Section 409A. If the payments are delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution), the Company shall pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such period.

For purposes of compliance with Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17.0 Indemnification/Insurance

Without limiting any indemnity otherwise required by applicable law, in accordance with the Indemnification Agreement entered into on the date hereof, to the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless Employee from and against any and all claims, damages, losses and lawsuits in connection with Employee’s services rendered hereunder or by reason of the fact that he was an officer of the Company; provided that Employee has acted in good faith. Additionally, Employee shall be an additional insured on Company's applicable insurance policies (i.e., D&O, E&O and general liability policies) during the term of employment and for a period of six (6) years thereafter.

18.0 CONDITIONS

The Employee agrees that this Agreement is contingent on the following:

- Satisfactory completion of standard background checks
- Executing the Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property Agreement; and
- Proof of authorization to work in the United States.

19.0 ACCEPTANCE

The parties agree that this Agreement may be executed electronically, and the use of electronic signatures shall be as legally binding and effective as original signatures, confirming their acceptance of the terms contained herein.

In order to confirm acceptance, please sign as indicated.

Sincerely,

DocuSigned by:



Ben Gagnon
Chief Executive Officer

I have received a copy of this Agreement. I have read, considered, and understood and I hereby accept the terms and conditions of this Agreement. This Agreement and my employment hereunder have not been induced by any representations of the Company not contained herein.

Date: 10/12/2025 ____________________________

Signature: DocuSigned by: Jonathan Mir ____________________________ F0F7293E02B349B...

APPENDIX A

Position Title: Chief Financial Officer

Location: New York City, New York

Reports to: Chief Executive Officer

Position Summary

The Chief Financial Officer (CFO) is a critical role for Bitfarms. With significant growth plans the CFO will be responsible for crafting and driving execution of the financial strategy, aligning with management and operations to deliver the highest level of performance. The CFO will be charged with setting the standard for financial excellence at Bitfarms as well as providing a strategic perspective at the executive level. This position will have a profound impact on the future of Bitfarms at a defining moment in the evolution of the company. The CFO will be more than just the senior most executive dealing with Financial Planning & Analysis, Reporting and overall Financial Operations; they will be a strategic contributor to company direction and growth.

The CFO will play a crucial and proactive role in shaping the financial future for the Company. They will oversee all financial activities, capital raising, financial reporting, provide strategic recommendations to the CEO and executive team, ensure the financial health and growth of the company and help the CEO with investor relations and public communications.

This role requires strong communication, leadership, and executive presence when representing the company with customers, investors, employees, and other key counterparties. The CFO will work hand in hand with all other executives to push for broader, deeper strategic thinking and must be able to deliver compelling ideas in a room with some of the industry's most innovative executives.

Key Responsibilities:

Financial Stewardship

- Optimize the Company's capital structure, including debt and equity financing, credit facilities, and other funding instruments
- Oversee and monitor the Company's financial position, banking, financing activities and capital structure and monitor the respect of banking and financial covenants and hedging arrangements, as applicable
- Partner with the CEO and senior leadership team, for the Board's approval, a strategic direction and positioning to ensure the Company's success
- Develop and recommend to the Board an annual operating plan and financial budget that support the Company's long-term strategy
- Implement reporting mechanisms to ensure the Board is aware of the financial position and financial development of the Company
- Lead the preparation of the Company's financial statements and management discussion and analysis (annual and interim), and in consultation with appropriate internal and external legal counsel, review and approve

- Oversee the Company’s cash management and other treasury functions
- Perform other functions related to the office of the CFO or as may be reasonably requested by the CEO or Board
- Attend meetings of the Board and it’s Committees and present the financial information necessary or relevant to the Board or such Committee for discharging its duties

Risk, Compliance, Governance

- Create, coordinate and evaluate the financial controls and supporting information systems of the Company
- In partnership with the CEO, approve and coordinate changes and improvements to disclosure controls and procedures, as well as internal controls over financial reporting
- Ensure the the continuous improvement of internal controls, including compliance with SOX requirements
- Oversee and monitor effective tax strategies and compliance for the Company
- Certify documents as required under securities laws in Canada, the US, and elsewhere as required
- Oversee the mandate and work of the internal auditor of the Company
- Coordinate the annual audit (and any special or non-recurring audit) with the Company’s external auditors
- Coordinate the review and liaise with the external auditors as required, of all financial information disclosed in any offering documents of the Company
- Communicate transparently and collaborate to the fullest extent possible with the Company’s external auditors
- Oversee the Company’s processes for identifying, assessing and managing the principal risks of the Company’s business
- Assist the Company’s Audit Committee in performing its duties required under the applicable securities laws and the Audit Committee Charter
- Ensure the information communicated to the public fairly portrays the position of the Company
-

Strategic Leadership

- Leadership of a team of senior financial professionals, ensuring the effective collaboration, delegation and workflows through mentorship. Ensure succession planning for key leadership roles within Finance
- Bind the Company in the fulfilment of the obligations as CFO, subject to the ultimate oversight and authority of the Board
- Represent the Company in a way that enhances and maintains the Company’s reputation
- Establish and maintain lines of communication with the investor community and oversee the dissemination of the Company’s press releases, annual reports, communications with analysts and the media and investor relations

APPENDIX B

AGREEMENT REGARDING CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETITION AND INTELLECTUAL PROPERTY

WHEREAS Jonathan Mir (herein the "**Employee**"), and **BACKBONE HOSTING SOLUTIONS (USA) INC.** herein, desire to enter into a contractual relationship,

AND WHEREAS the Employee will necessarily be involved, as a consequence of their duties as an employee, with information and processes, the disclosure of which could be to the great detriment of Backbone Hosting Solutions (USA) Inc. and its affiliates (including without limitation, Bitfarms LTD. and all of its subsidiaries and related entities) (collectively, the "**Company**");

AND WHEREAS the Employee acknowledges that although current operations and oversight exist only in Canada, the United States and Latin America, future business activities of the Company could exist elsewhere throughout the world.

NOW THEREFORE, in consideration of the Company's entering into a contractual relationship with the Employee, and for other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties agree to the following terms of this Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property (this "**Agreement**"):

1. Confidential Information

A) "**Confidential Information**" as used in this Agreement includes but is not limited to information emanating from or relating to the Company, its associates, employees, agents, suppliers or tenants, or conceived or developed by the Employee concerning (i) property and resource data, (ii) information with respect to option and joint venture counterparties, (iii) capital markets and strategies, (iv) research, development, copyright, trade mark, and other industrial and intellectual property rights, and (v) records, statistics, financial information, training and promotional policies, costs, pricing and sourcing.

B) The Employee acknowledges that such Confidential Information could be used to the detriment of the Company and that the disclosure of such Confidential Information could cause irreparable harm to the Company. Accordingly, the Employee undertakes to treat confidentially all Confidential Information and not to disclose or provide it to any third party or to use it for any purpose either during the Employee's tenure except as may be necessary in the proper discharge of the Employee's duties, or for any reason after the conclusion of the Employee's relationship with the Company.

C) Nothing in this Agreement or any other agreement with the Company shall be interpreted or applied to prohibit the Employee from (a) voluntarily communicating with an attorney retained by the Employee, (b) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities and Exchange Commission ("SEC"), the National Labor Relations Board ("NLRB"), the United States Department of Labor, any Attorney General, the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (c) seeking and obtaining payment or an award from the SEC, pursuant to Section 21F of the Securities Exchange Act of 1934,

as amended, or obtaining any other "whistleblower" award, to the extent such right cannot by law be waived, (d) disclosing any information (including, without limitation, Confidential Information) to a court or other administrative or legislative body in response to any subpoena, court order or written request, provided that with respect to any subpoena, court order or written request on behalf of any non-governmental person, the Employee uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, (e) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which the Employee is entitled, (f) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company or making truthful statements or disclosures related to unlawful discrimination, harassment or retaliation, or otherwise discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful, or (g) enforcing the Employee's Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement) or otherwise cooperating through investigation, testimony, or otherwise with the National Labor Relations Board, the Securities and Exchange Commission or any other administrative agency or court. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2. Ownership and Assignment of Intellectual Property

A) All notes, data, computer files, reference items, sketches, drawings, memoranda, records and other materials (including tools and data), in any way relating to any of the Confidential Information or to the Company's business, produced by the Employee or coming into the Employee's possession by or through the Employee's relationship with the Company, shall belong exclusively to the Company. The Employee agrees to turn over to the Company all copies (including hard and electronic) of any such materials in his possession or under his control, forthwith, at the request of the Company or, in the absence of a request, on the date his contractual relationship with the Company ends.

B) "**Subject Inventions**" shall include all inventions, improvements or discoveries made or conceived by the Employee, during the term of the Employee's relationship with the Company, either solely or jointly with others, arising out of or in any way connected to the Employee's employment or with the use of the Company's time, equipment, material, supplied facilities, or related to or suggested by trade secret information or other private or Confidential Information or related to the Company's actual or demonstrably anticipated research and development acquired by the Employee during the term of the Employee's contractual relationship.

C) The Employee agrees (i) to disclose fully, promptly and in writing the existence of and details of all Subject Inventions, (ii) that Subject Inventions are the sole and exclusive property of the Company, (iii) upon receipt of the written request of the Company, to assign to the Company, in a form and manner acceptable solely to the Company, all of the Employee's rights (including where applicable moral rights), title and interest in and to all Subject Inventions, and (iv) upon receipt of the written

request of the Company, to provide all assistance necessary, both during and after the Employee's contractual relationship to enable the Company to successfully defend (or prosecute as the case may be), any litigation arising out of a dispute related to Subject Inventions.

D) In addition, the Subject Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Subject Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. To the extent that any copyrightable work is not a Work for Hire, the Employee hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work.

3. Non-Competition and Non-Solicitation

A) The Employee acknowledges that in the course of his employment with the Company they will become familiar with the Company's trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and extraordinary value to the Company that are irreplaceable, and that the Employee's performance of such services to a Competitive Business will result in irreparable harm to the Company. Accordingly, the Employee agrees that, the Employee will not, directly or indirectly, or in any capacity whatsoever, including but not limited to, as an employee, principal, partner, agent, consultant, advisor or shareholder (holding more than 1% of issued and outstanding shares of) or in partnership or association with any other person, firm, corporation, association or other entity:

i) during the Non-Competition Restricted Period, (a) become employed by or otherwise serve, in each case, in a management or executive-level role with, or (b) provide consulting, advisory, business, investment, strategic, sales, financial, operational, or technical advice or services (in each case, to the extent that Employee provided such advice or services to the Company at any time during Employee's employment with the Company), to, in each case, any other person or entity engaged in, or preparing to engage in, Competitive Business, in the Restricted Territory (as defined below), or

ii) during the Non-Solicitation Restricted Period (as defined below), solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent. An employee, representative or agent shall be deemed covered by this Section 3(A)(ii) while so employed or retained and for a period of six (6) months thereafter; or

iii) during the Non-Solicitation Restricted Period, induce or attempt to induce any current or prospective customer, supplier, trade partner, licensee or other business relation of the Company with whom Employee had contact or about whom Employee learned, accessed or developed Confidential Information during employment with the Company, to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, trade partner, licensee or other business relation and the Company.

For purposes of this Agreement, "**Competitive Business**" means a business, (x) the majority of the revenues of which are derived from cryptocurrency mining and (y) the majority of whose crypto mining activities occur in the Restricted Territory. "**Restricted Territory**" means each state in the United States, each province in Canada and each other country in which the Company engaged in cryptocurrency mining in the then-immediately preceding twelve-month period ending no later than the date the Employee's employment with the Company ended. "**Non-Competition Restricted Period"** means Employee's employment with the Company and for twelve (12) months from the date the Employee's employment with the Company ends for any reason or such shorter period as the Company may determine in its sole discretion. "**Non-Solicitation Restricted Period**" means Employee's employment with the Company and for twelve (12) months from the date the Employee's employment with the Company ends for any reason. The provisions of this Section 3 shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in the Competitive Business so long as the Employee and such subsidiary, division or unit do not engage in the Competitive Business.

4. Enforcement of this Agreement

A) The Employee agrees that the restrictions and covenants contained in this Agreement are reasonably required for the protection of the Company and its goodwill and are reasonable with respect to subject matter, time period and geographical area and that the Employee's agreement to same constitute a material inducement to the Company to enter into a contractual relationship with the Employee and that the Company would not contract with the Employee absent such an inducement. Without limiting the generality of the foregoing, the Employee acknowledges that (x) the business of the Company will be conducted throughout the United States, Canada and other jurisdictions, (y) notwithstanding the state of organization or principal office of the Company, or any of their respective executives or employees (including the Employee), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States, Canada and other jurisdictions, and (z) as part of his responsibilities, the Employee will be traveling throughout the United States, Canada and other jurisdictions where the Company conducts business during the Employee's employment with the Company in furtherance of the Company's business and its relationships.

B) The Employee further agrees and acknowledges (x) that they has carefully read this Agreement and consulted with legal counsel of his choosing regarding its contents, if Employee desired to do so, has given careful consideration to the restraints imposed upon his by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future, (y) that the restrictions contained in this Agreement do not preclude the Employee from earning a livelihood, nor do they unreasonably impose limitations on the Employee's ability to earn a living, and (z) that the potential harm to the Company of the non-enforcement of any provision of this Agreement outweighs any potential harm to the Employee of its enforcement by injunction or otherwise.

C) In the event of any violation of the provisions of this Agreement, the Employee acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

D) The Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in

recognition of this fact, the Employee understands and agrees, without prejudice to any and all other rights of the Company, that in the event of his violation or attempted violation of any of the covenants contained in this Agreement, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, in the event a court having jurisdiction determines that the Employee violated any provision of this Agreement, then any severance being paid to the Employee shall immediately cease, and any severance previously paid to the Employee (other than $1,000) shall be immediately repaid to the Company.

E) If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

F) In the event that any clause herein should be unenforceable or be declared invalid for any reason whatsoever, such enforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the covenants and such unenforceable or invalid portions shall be severable from the remainder of the Agreement.

G) This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to its principles of conflict of laws, and any disputes or differences under this Agreement shall be determined under the exclusive jurisdiction of the state and federal courts located in Delaware.

THE EMPLOYEE'S SIGNATURE BELOW SIGNIFIES THE EMPLOYEE'S UNDERSTANDING AND IRREVOCABLE AGREEMENT OF THE TERMS SET OUT ABOVE.

Date: 10/12/2025

Employee's Signature: DocuSigned by: Jonathan Mir F0F7293E02B349B...

Witness' Signature: [redacted]

Name of Witness: [redacted]